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[LETTERHEAD OF KADANT]
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                                                                    Exhibit 99.1

Investor contact: Thomas M. O'Brien, 978-776-2000
Media contact: GreatPoint Communications, 978-392-6866

                Kadant Announces Pricing of Public Stock Offering


ACTON, Mass., June 14, 2002 - Kadant Inc. (ASE:KAI) today announced that it has sold on an agency basis 1,300,000 shares of Kadant common stock at a purchase price of $14.62 per share, for aggregate gross proceeds of $19,006,000. J.P. Morgan Securities Inc. acted as placement agent. The company expects this transaction to close on Wednesday, June 19, 2002.

     Kadant intends to use the net proceeds from the offering for working capital and other general corporate purposes, including financing growth; developing products; capital expenditures to be made in the ordinary course of business; acquisitions of businesses, products, and technologies that complement or expand its business; and to repay or repurchase outstanding debt.

     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Kadant Inc. is a leading supplier of a range of products for the global papermaking and paper recycling industries, including de-inking systems, stock-preparation equipment, water-management systems, and papermaking accessories. The company also develops and manufactures composite building materials produced from natural fiber and recycled plastic. Kadant is based in Acton, Massachusetts, and employs approximately 1,100 people worldwide.

     The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading "Forward-looking Statements" in Exhibit 13 to the company's annual report on Form 10-K for the fiscal year ended December 29, 2001, as amended. These include risks and uncertainties relating to the company's: dependence on the paper industry, international operations, competition, ability to manufacture and distribute composite building products and the long-term performance of such products, acquisition strategy, dependence on patents and proprietary rights, fluctuations in quarterly operating results, and financial covenants and other obligations arising from the spinoff of the company from Thermo Electron Corporation. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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